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                                                       U. S. SECURITIES AND EXCHANGE COMMISSION
FORM 5
[X ] Check box if no longer subject to Section 16.
     Form 4 or Form 5 obligations may continue.                   Washington, D.C. 20549
     See instruction 1(b).
[  ] Form 3 Holdings Reported.                   ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
[  ] Form 4 Transactions Reported.
                              Filed pursuant to Section 16(a) of  the Securities Exchange Act of  1934, Section 17(a) of the Public
                                   Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

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1. Name and Address of           2. Issuer Name and Ticker or Trading Symbol               6.  Relationship of Reporting Person to
   Reporting Person*                                                                           Issuer (Check all applicable)
                                 Dunes Hotels and Casinos, Inc.
                                                                                           X   Director       ___10% Owner
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(Last)   (First)   (Middle)      3. IRS or Social Security    4.  Statement for            X   Officer        ___ Other
                                    Number of Reporting            Month/Year             ---  (give title        (specify
Peadon, D. Cary                     Person (Voluntary)                                          below)             below)
                                                                   12/2001
-------------------------------                               ----------------------------------------------------------------------

          (Street)                                            5.  If Amendment, Date of   7. Individual or Joint/Group Filing
                                                                  Original (Month/Year       (Check applicable line)
                                                                                           X   Form filed by One Reporting
8441 E. 32nd Street N., Suite 200                                                         ---  Person
                                                                                          ___  Form filed by More than One
                                                                                               Reporting Person
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(City)    (State)    (Zip)              Table 1 - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned.

Wichita, Kansas 67226
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

1. Title of Security     2.  Trans-     3.  Trans-     4.  Securities Acquired (A)  5. Amount of      6.  Ownership   7.  Nature of
   (Instr. 3)                action         action         or Disposed of (D)          Securities         Form:           Indirect
                             date:          Code           (Instr. 3, 4 and 5)         Beneficially       Direct          Beneficial
                             (Month/        (Instr. 8)                                 Owned at           (D) or          Ownership
                             Day/                                                      End of Issuer's    Indirect        (Instr. 4)
                             Year)                                                     Fiscal Year.       (I)
                                                                                       (Instr. 3          (Instr. 4)
                                                                                       and 4)
                                                       -------------------------

                                                       Amount   (A) or   Price
                                                                (D)
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Common Stock                 11/30/01          S        3,100    D        $1.05             0

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* If the Form is filed by more than one Reporting Person, see instruction 4(b)(v).
Reminder: Report on a separate line for each class of securities beneficially
          owned directly or indirectly.                                         (Print or Type Responses)                Page 1 of 2
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FORM 5 (continued) Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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
1.Title of   2.Conver-  3.Trans- 4.Transac-  5.Number of  6.Date        7.Title      8.Price of   9.Number    10.Owner-  11.Nature
  Derivative   sion or    action   tion Code   Derivative   Exercisable   and Amount   Derivative   of Deriv-    ship       of In-
  Security     Exercise   Date     (Instr. 8)  Securities   and           of           Security     ative        Form of    direct
  (Inst. 3)    Price of   (Month/              Acquired     Expiration    Underlying   (Instr. 5)   Securities   Deriv-     Bene-
               Deriv-     Day/                 (A) or       Date          Securities                Beneficial-  ative      ficial
               ative      Year)                Disposed     (Month/Day/   (Instr. 3                 ly Owned at  Security;  Owner-
               Security                        of (D)       Year)         and 4)                    End of       Direct     ship
                                               (Instr.3,                                            Month        (D) or     (Instr
                                               4, and 5)                                            (Instr. 4)   Indirect    4)
                                                                                                                  (I)
                                                                                                                  (Instr. 4)
                                              ------------------------------------------

                                              (A) (D) Date    Expira-   Title  Amount or
                                                      Exer-   tion Date        Number of
                                                      cisable                  Shares

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Explanation of Responses:



                                                                     /s/ D. Cary Peadon                           February 12, 2002
                                                                    --------------------------------------       -----------------
                                                                    D. Cary Peadon                                            Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:    File three copies of this Form, one of which
         must be manually signed.  If space provided is
         insufficient, see Instruction 6 for procedure.
                                                                                                                         Page 2 of 2

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